SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (the “Agreement”) is entered into by LML Patent Corp., (“LML”) on the one hand, and Deutsche Bank Trust Company Americas (“DBTCA”) on the other hand. LML and Deutsche Bank are individually referred to as a “Party” and collectively as the “Parties.”  This Agreement is effective as of March 12, 2012 (“Effective Date”).

RECITALS

WHEREAS, LML represents that it owns rights in the LML Patents (as defined in Section 1(n) hereof), which LML asserts are related to Electronic Check Conversion systems and services;

WHEREAS, LML began an action against DBTCA and other defendants in the United States District Court for the Eastern District of Texas, Marshall Division, 2:0S-CV-44S-DF (“Litigation I”), and LML also began a separate action against other defendants in the United States District Court for the Eastern District of Texas, Marshall Division, 2:09-CV-l SO-TJW (“Litigation II”) (collectively, the “Lawsuits”), alleging in both Litigation I and Litigation II infringement of LML’s U.S. Patent No. RE40,220;

WHEREAS, LML’s stated standard royalty rate for use of the LML Patents is $0.01 U.S. dollars for each ARC SEC coded ACH transaction and $0.03 U.S. dollars for reach POP, BOC, WEB, or TEL SEC coded ACH transaction;

WHEREAS, DBTCA was a named defendant in Litigation I and has denied liability;

WHEREAS, the Parties have agreed to enter into this Agreement to avoid the risk and uncertainty of continued litigation;

WHEREAS, the Parties wish to settle their disputes, and Deutsche Bank desires to obtain certain rights under the LML Patents (as hereinafter defined) and LML is willing to grant such rights;

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           DEFINITIONS.  The following definitions apply to this Agreement:

(a)           “ACH” is the acronym for the “Automated Clearing House” Network and means the funds transfer system governed by the National Automated Clearing House Association (“NACHA”).

(b)           “ACH Transaction” means an entry complying with the NACHA ACH Record Format Specifications for NACHA standard entry class codes ARC, WEB, POP, TEL, and BOC.

(c)           “Acquire” means to obtain an interest in an entity either by acquisition, purchase, or merger.

(d)           “Affiliate” of a Party means any past, present, or future subsidiary, parent, sister company, or other corporation, firm, business, partnership, joint venture, or entity that controls, is controlled by, or is under common control of, that Party or any of its direct or indirect subsidiaries. The term “control” as used in this Agreement, means the possession, directly or indirectly, solely or jointly, of the power to direct or cause the direction of management, actions, or policies of a legally recognizable entity, whether through the ownership of voting shares, by contract, or otherwise. The license rights conferred by this Agreement on DBTCA shall  automatically and immediately extend to any entity that is not an Affiliate of or a part of DBTCA and subsequently becomes an Affiliate or a part of DBTCA  (e.g., a future Affiliate or acquired business), and shall extend to or continue to be retained by any entity that is an Affiliate or a part of DBTCA and subsequently loses its status as an Affiliate or part of DBTCA (e.g., a former Affiliate or divested business).

(e)           “Bank” means any institution that (i) is a member of the Federal Reserve System and that accepts demand deposits to consumer accounts from which a consumer may withdraw funds by check or share draft for payment to others; and (ii) is engaged in the business of making commercial loans.

(f)           “Court” means the United States District Court for the Eastern District of Texas, Marshall Division.

(g)           “Covered Products and Services” means any past, present, or future application, product, apparatus, component, machine, system, module, manufacture, software, design, composition of matter, service, process, method, or technology that has been, will be, or is being Exploited by, on, for, to, through, or on behalf of Deutsche Bank that, in the absence of a license, release, or covenant-not-to-sue granted pursuant to this Agreement, would allegedly infringe, either directly or indirectly, in whole or in part, any of the LML Patents. Such definition extends only to products and services to the extent they are Exploited through, with, by, for, to, or on behalf of Deutsche Bank.

(h)           “Covered Third Parties” means Deutsche Bank’s customers, correspondent banks, buyers, sellers, users, developers, manufacturers, partners, promoters, advertisers, resellers, and/or distributors, and any developer, supplier, partner, vendor, or manufacturer that Exploits Covered Products and Services, and only to the extent Exploited through, with, by, for, or on behalf of Deutsche Bank.

(i)           “Entity” means any individual, trust, corporation, person, company, partnership, joint venture, limited liability company, association, firm, unincorporated organization, or other legal or governmental entity.

(j)           “Exploit” means to own, design, develop, test, acquire, use, make, have made, sell, offer to sell, advertise, provide, perform, distribute, modify, import, export, supply, or incorporate components, steps, features, or portions of the Covered Products and Services, or otherwise offer, dispose of, distribute, display, advertise, and/or promote, and/or the exercise of any other activities specified under 35 U.S.C. § 271 and foreign counterparts thereto (as the foregoing 35 U.S.C. § 271 and foreign counterparts thereof may be amended or superseded from time to time). “Exploited,” “Exploitation,” and other variations of the word “Exploit” shall have correlative meanings.

(k)           “Infringement” or “Infringes” means direct infringement, indirect infringement, infringement under the doctrine of equivalents, or any other theory of infringement in any jurisdiction worldwide.

(l)           “LML,” “LML Entity” or “LML Entities” means: (a) LML Patent Corp. and its predecessors, successors, and Affiliates, including, but not limited to, Beanstream Internet Commerce, Inc.; (b) all entities controlled by LML Patent Corp., and each of their predecessors, successors, and Affiliates; (c) all entities, and each of their predecessors, successors, and Affiliates, in which LML Patent Corp. has a 25% or more ownership share.

(m)           “LML Patents” means (i) U.S. Patent Nos. RE40,220, 6,354,491, 6,283,366, 6,164,528, and 5,484,988, (ii) any issued patent and any pending patent application anywhere in the world that LML currently owns or controls (or has the right to own or control) as of the Effective Date of this Agreement; (iii) any past, present, or future patent or patent application worldwide to which any of the foregoing patents and/or patent applications described in (i) and (ii) claims priority or are otherwise related, including, but not limited to all parents, provisionals, substitutes, renewals, continuations, continuations-in-part, reissues, reexamination certificates, divisionals, foreign counterparts, oppositions, continued examinations, reexaminations, and extensions of any of the foregoing; and (iv) applications of the foregoing patents and/or patent applications described above. For purposes of this definition, a patent or patent application is deemed to be under LML’s “control” if LML has the right to assert a claim of Infringement or grant a license under such patent or patent application.

(n)           “Deutsche Bank” means, individually and collectively, Deutsche Bank Trust Company Americas and its predecessors, successors, assigns, and Affiliates.

2.           SETTLEMENT OF THE LITIGATION

2.1           Dismissal of Litigation. The Parties have filed with the Court a stipulated notice of dismissal with prejudice of the Parties’ respective claims for relief against the other Party. The Parties shall promptly proceed with any and all additional procedures needed to dismiss with prejudice the Parties’ respective claims for relief against the other Party in Litigation I.

2.2           No Award of Fees or Costs. The Parties agree that they shall bear their own expenses, costs, and attorneys’ fees relating to Litigation I and negotiating the Agreement, including the transactions contemplated herein.

2.3           No Attempt to Invalidate. Deutsche Bank agrees that, in the absence of a subpoena or court order requiring its participation or support, Deutsche Bank shall not participate in or support any suit, claim, action, litigation, administrative proceeding, or proceeding of any nature brought against LML that challenges the validity or enforceability of the LML Patents so long as Deutsche Bank: (a) has a license to the LML Patents, subject to Section 6 (Change in Control/Acquisitions); (b) is fully released for all claims of Infringement of the LML Patents, subject to Section 6 (Change in Control/Acquisitions); and (c) is not accused of Infringement of any LML Patent, subject to Section 6 (Change in 6 Control/Acquisitions). However, Deutsche Bank may challenge the validity or enforceability of the LML Patents: (i) if any suit, claim, action, litigation, or proceeding to enforce one or more of the LML Patents is brought against Deutsche Bank or a Covered Third Party related to one or more of the LML Patents, or Deutsche Bank is placed in a reasonable apprehension of being sued on one or more of the LML Patents, (ii) if LML breaches its covenants not to sue (Section 4.4) or releases (Section 4.2) or licenses (Section 5) made to Deutsche Bank or Covered Third Parties (acting solely in their role as Covered Third Parties), (iii) if Deutsche Bank receives a request for indemnification related to an LML Patent, but only after Deutsche Bank has provided thirty (30) days written notice to LML of its intent to challenge the validity or enforceability of the asserted LML Patent(s), or (iv) in its capacity as a member of or participant in an industry consortium or organization. Nothing in this Section 2.3 restricts or limits the licenses or covenants not to sue in this Agreement.

3.           PAYMENT, TERM AND TERMINATION

3.1                      Payment by Deutsche Bank. Deutsche Bank agrees to pay to LML the non-refundable sum of Four Hundred and Fifty Thousand U.S. dollars ($450,000.00) on or before fifteen (15) days following the Effective Date in consideration of the terms set forth in this Agreement. (Nothing in this Section 3.1, however, shall diminish Deutsche Bank’s right to seek damages independently for an alleged breach of this Agreement by LML.) Such amount will be delivered to LML’s counsel, McKool Smith P.C., via paper check sent to McKool Smith P.C., 300 Crescent Court, Suite 1500, Dallas, Texas 75201 (attn: Steve Bassinger) or other electronic transfer to the following account:

      Address:          Citibank, N.A.
                                666 Fifth Avenue
                                New York, NY 10103
      SWIFT Code:
      ABA Routing:

      A/C Name:        McKool Smith PC IOLTA Trust Account
      A/C Number:

3.2           Term. Unless earlier terminated as specified in this Section 3.2, the term of this Agreement shall commence upon the Effective Date, and the licenses shall continue until the latter of the expiration of the latest to expire of all the LML Patents or the final disposition of all causes of action and claims arising out of or related to the LML Patents or the Lawsuits. Otherwise, this Agreement may only be earlier terminated in whole or in part pursuant to Section 3.3 (Termination Due to Non-Payment by Deutsche Bank) or upon the mutual written agreement of the Parties.

3.3           Termination Due to Non-Payment by Deutsche Bank. If Deutsche Bank fails to make the payment specified in Section 3.1 (Payment by Deutsche Bank) above in the time specified, such failure will constitute a material breach of this Agreement. Upon such breach, LML may then, after ten (10) business days following written notice of such breach to Deutsche Bank, if Deutsche Bank does not deliver the payment specified in Section 3.1 (Payment by Deutsche Bank) to LML within ten (10) business days after receiving such notice from LML, at its option, either terminate this Agreement (in which event this Agreement shall become null and void) or it may petition the Court for specific enforcement of Deutsche Bank’s payment obligations. Deutsche Bank hereby consents to the jurisdiction of the Court for enforcement of the payment obligations in Section 3.1 (Payment by Deutsche Bank), and agrees that specific enforcement of the payment obligations of this Agreement is an available remedy if LML does not elect to terminate this Agreement.

3.4           Tax Liability. Each Party shall bear its own tax liability as a result of the existence of this Agreement or the performance of any obligations hereunder.

3.5           Additional Payments. The payment of the amount set forth in Section 3.1 (Payment by Deutsche Bank) shall be the total compensation to any LML Entity for all releases, licenses, covenants, and all other rights granted in this Agreement, and no additional payment shall be due or made to any LML Entity or any other Entity by Deutsche Bank or any other Entity with respect to the releases, licenses, covenants, and all other rights granted in this Agreement.

3.6           Deutsche Bank’s Retained Rights/Bankruptcy. The Parties acknowledge and agree that the LML Patents are “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code, as the same may be amended from time to time (the “Code”), which have been licensed hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if LML: (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) applies for or consents to the appointment of a trustee, receiver, or other custodian for it, or makes a general assignment for the benefit of its creditors; (iii) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (iv) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto, pursuant to 9 Section 365 of the Code (“365”), or if this Agreement or any agreement supplementary hereto is deemed to be rejected pursuant to 365 for any reason, this Agreement, and any agreement supplementary hereto, shall be governed by Section 365(n) of the Code (“365(n)”), and Deutsche Bank will retain and may elect to fully exercise its or their rights under this Agreement in accordance with 365(n).

4.           RELEASES AND COVENANTS NOT TO SUE

4.1           Agreement Obligations Not Released. None of the releases or covenants not to sue herein releases any Party or its Affiliates from its respective obligations under this Agreement or under any protective orders entered in Litigation I as of the Effective Date, or prevents any Party or any of its Affiliates from enforcing the terms and conditions of this Agreement against the other Party or its Affiliates.

4.2           LML’s Release to Deutsche Bank. Subject to the provisions of Section 3.3 (Termination Due to Non-Payment by Deutsche Bank) and Section 6 (Change in Control/Acquisitions), LML Entities forever release: (a) Deutsche Bank and its respective directors, officers, employees, agents, attorneys, shareholders, assignees, assignors, insurers, and representatives from any and all claims, causes of action, actions, demands, liabilities, losses, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown, whether in law or equity, accruing, existing, or arising before or on the Effective Date (and including any damages that may accrue after the Effective Date for conduct occurring on or before the Effective Date), related in whole or part to Litigation I, any of the LML Patents, or any Exploitation of any Covered Products and Services, including without limitation any act of past or present Infringement, misappropriation, or other violation of one or more of the LML Patents, and any claim that is or would have been within the scope of either the covenant not to sue or license granted in Sections 4.4 (Covenant-Not-to-Sue by LML) and 5.1 (License), and any claim that LML asserted or could have asserted in Litigation I as of the Effective Date; and (b) Covered Third Parties from any and all claims, causes of action, actions, demands, liabilities, losses, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown, whether in law or equity, accruing, existing, or arising before or on the Effective Date (and including any damages that may accrue after the Effective Date for conduct occurring on or before the Effective Date), related in whole or in part to Litigation I, any of the LML Patents, or Exploitation of the Covered Products and Services, including without limitation any act of past or present Infringement, misappropriation, or other violation of one or more of the LML Patents, and any claim that is or would have been within the scope of either the license or covenant not to sue granted in Sections 4.4 (Covenant-Not-to-Sue by LML) and 5.1 (License), and any claim that LML asserted or could have asserted in Litigation I as of the Effective Date. Nothing in this Section 4.2 releases Deutsche Bank from, or shall apply to, any breach of this Agreement.

4.3           Deutsche Bank’s Release to LML. Subject to the obligations of LML under this Agreement, Deutsche Bank forever releases LML and its respective directors, officers, employees, agents, attorneys, shareholders, assignees, assignors, insurers, and representatives from any and all claims, causes of action, actions, demands, liabilities, losses, damages, attorneys’ fees, court costs, or any other form of claim  or compensation, whether known or unknown, whether in law or equity, accruing before or on the Effective Date (and including any damages that may accrue after the Effective Date for conduct occurring on or before the Effective Date), related in whole or part to Litigation I or any of the LML Patents (conserving, subject to Section 2.3, defenses or claims regarding the validity or enforceability of one or more of the LML Patents), that is or would have been within the scope of the covenant not to sue granted in Section 4.5 (Covenant-Not-to-Sue by Deutsche Bank) and that Deutsche Bank asserted or could have asserted as of the Effective Date. Nothing in this Section 4.3 releases LML from, or shall apply to, any breach of this Agreement.

4.4           Covenant-Not-to-Sue by LML. Subject to the provisions of Section 3.3 (Termination Due to Non-Payment by Deutsche Bank) and Section 6 (Change in Control/Acquisitions), LML, on behalf of itself and its respective successors and permitted assigns, agrees that: (a) they will not assert, pursue, maintain, encourage, support, assist, or join in any action or litigation asserting any claim against Deutsche Bank for Infringement of any claim of the LML Patents with respect to or arising out of the Exploitation of any Covered Products and Services; and (b) they will not assert, pursue, maintain, encourage, support, assist, or join in any action or litigation asserting any claim against any Covered Third Parties for Infringement of any claim of the LML Patents with respect to or arising out of the Exploitation of any Covered Products and Services.

4.5           Covenant-Not-to-Sue by Deutsche Bank. Subject to the obligations of LML under this Agreement, Deutsche Bank, on behalf of itself and its respective successors and permitted assigns, agree that they will not assert, pursue, maintain, encourage, support, assist, or join in any action or litigation asserting any claim against any LML Entity in the future for any claims related to or arising out of the LML Patents, unless any claims of Infringement with respect to the LML Patents are asserted against Deutsche Bank or its successors or assigns or any Covered Third Party, or unless otherwise allowed under Section 2.3 (No Attempt to Invalidate). Nothing in this Section 4.5 shall apply to any breach of this Agreement.

5.           GRANT OF LICENSE

5.1           LML grants Deutsche Bank a fully-paid up, royalty-free, irrevocable, non-exclusive, worldwide license under the LML Patents to Exploit any Covered Products and Services directly or indirectly through any channel, including, without limitation, through multiple tiers of distribution. The license grant herein also extends to Covered Third Parties  solely in their role as Covered Third Parties. This license attaches to and is transferred with each Covered Product and Service and passes to each and every Covered Third Party with regard to such Covered Product and Service. This license is retroactive to the earliest priority date of the LML Patents.

6.           CHANGE IN CONTROL/ACQUISITIONS

6.1           Transfer of Covered Assets of Deutsche Bank. Deutsche Bank may assign this Agreement, without the consent of LML, to any successor,  later acquiring a controlling interest in all, or substantially all, of the business or assets of any of the entities defined herein as Deutsche Bank.

7.           CONFIDENTIALITY

The Parties may disclose the existence of this Agreement, provided that neither Party may disclose or publicize via advertising, press release or otherwise, the specific terms and conditions of this Agreement (including without limitation the payment amount set out in Section 3.1) to any Entity, except that each Party may disclose the terms and conditions of this Agreement: (i) in response to a valid subpoena or as otherwise may be required by law, regulation, or order of a court or governmental authority of competent jurisdiction, provided that the Party required to make such a disclosure gives as much notice as is reasonably possible to the other Party to contest such order or requirement and takes all reasonable actions in an effort to minimize the nature and extent of such disclosure; (ii) on a confidential basis to its legal, accounting, or financial advisors solely for the purposes of providing such advice and solely to the extent that they have a need for access; (iii) in its financial statements as it is required to do under applicable generally accepted accounting principles while acting in reliance on its auditors; (iv) upon the express written consent of the other Party; (v) on a confidential basis to investors and potential investors and acquirers, but subject to any such investor or potential investor or acquirer having first executed an appropriate non-disclosure agreement requiring such investor or potential investor or acquirer to maintain this Agreement and the terms and conditions of this Agreement in confidence; (vi) as necessary to pursue an indemnification claim (whether regarding defense, hold harmless, and/or indemnity) from a potential or actual indemnitor or defend against an indemnification claim (whether regarding defense, hold harmless and/or indemnity) from a potential or actual indemnitee, subject to obligations of confidentiality and privilege at least as stringent as those contained herein; (vii) to a Covered Third Party or prospective Covered Third Party, or any contractor of Deutsche Bank, subject to obligations of confidentiality and privilege at least as stringent as those contained herein; and (viii) if that Party forms a good faith belief that disclosure is required under applicable securities regulations or listing agency requirements, including for the purpose of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, National Instrument NI 51-102 (under Canadian law), as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports, or disclosures that may be required under applicable laws or regulations.  Specifically, LML may disclose, via press release, the fact of and the amount of the settlement if necessary to comply with securities regulations, but such disclosure will use the form previously used by LML for disclosure of settlements and will not contain any characterization of the settlement or state that it is an admission by Deutsche Bank of infringement or validity of the LML Patents.

8.           REPRESENTATIONS AND WARRANTIES

8.1           Deutsche Bank Representations and Warranties. As a condition precedent to LML’s entering into this Agreement, Deutsche Bank represents and warrants to LML that it has all requisite legal right, power, and authority to enter into, execute, deliver, and perform this Agreement and grant the releases, covenants not to sue, and all other rights provided for under this Agreement.

8.2           LML Representations and Warranties. As a condition precedent to Deutsche Bank’s entering into this Agreement, LML represents and warrants to Deutsche Bank that: (a) LML is the sole owner of and has good and valid right, title, and interest to the LML Patents and the inventions claimed therein, including, without limitation, all rights to recover for alleged Infringement of the LML Patents; (b) LML has the full right, power, and authority to enter into, execute, deliver, and perform this Agreement, grant the licenses to the LML Patents to Deutsche Bank and grant the releases and covenants herein, and this Agreement constitutes the legal, valid, and binding obligation of LML, enforceable against LML, in accordance with its terms; (c) other than LML, no other person or entity owns or controls any interest in the LML Patents; (d) it has not entered into and shall not enter into any agreement in conflict with this Agreement or which would interfere with or diminish the rights granted hereunder; (e) as of the Effective Date, neither LML nor any Affiliate of LML owns or controls (or has the right to own or control) any patent or patent application, or is considering filing any patent application, with subject matter related to any LML Patent that is not an LML Patent; and (f) LML will not transfer, assign, or exclusively license to another any of the LML Patents or claims/demands that LML asserted (or could have asserted) against Deutsche Bank relating to the LML Patents or Litigation I, unless the transferee, assignee, or exclusive licensee agrees to be bound by all of the terms and conditions of this Agreement.

8.3           Limitations on Representations and Warranties. Nothing contained in this Agreement shall be construed as: (a) a warranty or representation by either Party that any manufacture, sale, use, or other disposition of products by the other Party has been or will be free from Infringement of any patents other than the LML Patents; (b) an agreement by either Party to bring or prosecute actions or suits against any Entity for Infringement, or conferring any right to the other Party to bring or prosecute actions or suits against third parties for Infringement; (c) conferring any right to either Party to use in advertising, publicity, or otherwise, any trademark, service mark, or trade dress of the other Party, or any simulation thereof, without the prior written consent of the other Party; (d) conferring any right to either Party to use any names or trade names of the other Party (except in permitted disclosures under Section 7 (Confidentiality)), or any simulation thereof, without the prior written consent of the other Party; (e) an obligation to furnish any technical information or know-how; or (f) conferring by implication, estoppel, or otherwise, upon either Party, any right (including a license) under patents other than the LML Patents except for the rights expressly granted hereunder.

8.4           DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE, OR OTHERWISE.

8.5           No Joint and Several Liability. Notwithstanding anything herein to the contrary, Deutsche Bank and the Covered Third Parties  shall not have any liability to any of the LML Entities for any actions or inactions of another defendant in the Lawsuits or any other Entity against whom any of the LML Entities has asserted or may assert a claim for Infringement of a LML Patent.

8.6           No Admission. This Agreement is the result of a compromise and settlement to avoid the expense and risk of resolving any dispute through continuation of any litigation. Nothing herein shall be deemed as an admission to any party of any fact, wrongdoing, liability, infringement or non-infringement (including, without limitation, any admission by Deutsche Bank that the LML Patents have been or are being Infringed), validity or invalidity, or enforceability or non-enforceability of any of the LML Patents or any position taken or proposed to be taken in any proceeding, nor shall it be deemed an admission as to any royalties (or the reasonableness of any royalties) or valuation for any of the technologies, patents, patent applications, or other intellectual property rights covered by or under or referred to in this Agreement.

9.           GENERAL PROVISIONS

9.1           Assignment. Except as otherwise provided in Section 6, this Agreement may not be assigned by either Party without the prior written consent of the other Party in its sole discretion. Absent such written consent from Deutsche Bank, LML shall not assign or grant any right to enforce any LML Patent, or any right that would conflict with the rights granted hereunder, to any Entity unless such assignment or grant is subject to all the terms and conditions of this Agreement and such Entity executes an agreement agreeing to be bound by all the terms and conditions of this Agreement including a requirement t bind all future successors-in-interest or assigns thereof to the terms and conditions of this Agreement.  All releases, licenses, and covenants contained herein shall run with the LML Patents and shall be binding on any successor-in-interest or assigns thereof. Any attempted assignment, transfer, or grant in contravention to this Section shall be null and void.

9.2           Entire Agreement. This Agreement constitutes the entire agreement between the Parties and embodies the entire and only understanding of each of them with respect to the subject matter of the Agreement, and merges, cancels, and supersedes all prior representations, warranties, assurances, conditions, definitions, understandings, and all other statements or agreements, whether express, implied, or arising out of operation of law, whether oral or written, whether by omission or commission, between and among the Parties hereto with respect to the subject matter of the Agreement.  There are no representations, warranties, terms, conditions, undertakings, or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

9.3           Notices. All notices, requests, approvals, consents, and other communications required or permitted under this Agreement will be in writing and addressed as follows:

If to LML:

Mr. Patrick H. Gaines
President, LML Patent Corp.
1680- 1140 West Pender Street
Vancouver BC, Canada V6E 4GI

With a copy to:

LML Patent Corp.
Corporate Secretary
1680- 1140 West Pender Street
Vancouver BC, Canada V6E 4GI

If to Deutsche Bank:

Deutsche Bank AG
60 Wall Street, 37th Floor
New York, New York 10005
Attention:  Anne Marie Palfrey, Esq.
Managing Director and Senior Counsel

With a copy to:

Sidley Austin LLP
555 West Fifth Street, 40th Floor
Los Angeles, CA 90013
Attention: Jeffrey A. Finn, Esq.

and will be deemed delivered: (a) upon receipt if delivered by hand; (b) the next day if sent by prepaid, U.S. recognized, overnight air courier; (c) three (3) business days after being sent by registered or certified mail (return receipt requested, postage prepaid). All notices shall be addressed to the other Party at the address set forth above or to such other person or address as the Parties may from time to time designate in writing delivered pursuant to this notice provision.

9.4           Governing Law. This Agreement and all matters connected with the performance thereof shall be governed by and will be construed, interpreted, and applied in accordance with the laws of the State of Delaware and the federal laws of the United States as applicable therein, without regard to the laws of those jurisdictions governing conflicts of laws.

9.5           Expenses. Except as otherwise specifically provided in this Agreement, the Parties agree that they shall bear their own costs and attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement and the transactions contemplated herein.

9.6           Headings. The section and sub-section headings contained in this Agreement are for convenience of reference only and shall not serve to limit, expand, or interpret the sections or sub-sections to which they apply, and shall not be deemed to be a part of this Agreement.

9.7           Interpretation; Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language. For purposes of construction, the singular includes the plural and vice versa.

9.8           Relationship of the Parties. This Agreement does not constitute and shall not be construed as constituting a partnership, agency, employer-employee, or joint venture between LML and Deutsche Bank, and neither Party shall have any right to incur any debt, make any commitment for each other, or obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons, except as expressly provided herein. LML and Deutsche Bank each expressly disclaim any reliance on any act, word, or deed of the other in entering into this Agreement.

9.9           Binding Effect. Subject to the provisions of Section 6 (Change in Control/Acquisitions), this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties, the licensees, and releasees referenced herein, and their predecessors, successors, and permitted assigns.

9.10           Enforceability. The Parties acknowledge and agree that this Agreement is enforceable according to its terms.

9.11           Severability. In the event that any term or provision of this Agreement is deemed illegal, invalid, unenforceable, or void by a final, non-appealable judgment of a court or tribunal of competent jurisdiction under any applicable statute or rule of law, such court or tribunal is authorized to modify such provision to the minimum extent possible to effect the overall intention of the Parties as of the Effective Date of this Agreement. The Parties agree to negotiate in good faith to try and substitute an enforceable provision for any invalid or unenforceable provision that most nearly achieves the intent of such provisions.

9.12           Releases; Waiver of Section 1542 of the California Civil Code. If and to the extent that California law and Section 1542 of the California Civil Code (or similar provisions of other applicable law) applies to the releases in Section 4.2 (LML’s Release to Deutsche Bank) and Section 4.3 (Deutsche Bank’s Release to LML), it is the intention of the Parties that the releases in Section 4.2 (LML’s Release to Deutsche Bank) and Section 4.3 (Deutsche Bank ‘s Release to LML) shall be effective as a bar to any and all actions, fees, damages, losses, claims, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, as specified therein. In furtherance of this intention, the Parties expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code (or similar provisions of applicable law), which provides that: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

9.13           Counterparts. This Agreement may be executed in two or more counterparts or duplicate originals, each of which shall be considered one and the same instrument, and which shall be the official and governing version in interpretation of this Agreement. This Agreement may be executed by facsimile signatures or emailed pdf copies of signatures, and such signatures shall be deemed to bind each Party as if they were original signatures.

9.14           Waiver. No waiver of any breach of any provision of this Agreement shall be construed as a waiver of or consent to any previous or subsequent breach of the same or any other provision.

9.15           Force Majeure. The failure of a Party hereunder to perform any obligations, due to governmental action, law, or regulation, or due to events, such as war, act of public enemy, strikes or other labor disputes, fire, flood, acts of God, or any similar cause beyond the reasonable control of such Party, is excused for as long as said cause continues to exist. The Party prevented from performing shall promptly notify the other Party of such non-performance and its expected duration, and shall use all reasonable efforts to overcome the cause thereof as soon as practicable.

9.16           Amendment. This Agreement may not be amended or modified, except by a writing signed by all Parties.

9.17           Sophisticated Parties Represented by Counsel. The Parties each acknowledge, accept, warrant, and represent that: (i) they are sophisticated Entities represented at all relevant times during the negotiation and execution of this Agreement by counsel of their Choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel; and (ii) they and their counsel have determined through independent investigation and arms-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

LML Patent Corp.:

By:           Patrick H. Gaines

Name:           Patrick H. Gaines

Title:           President

Date:           March 12, 2012

Deutsche Bank Trust Company Americas:

By:           Arthur Brieske

Name:           Arthur Brieske

Title:           Managing Director

Date:           March 14, 2012

By:           Lisa A. Rossi

Name:           Lisa A. Rossi

Title:           Managing Director

Date:           March 14, 2012